FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
Vice President, Investor Relations and Global
Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS ANNOUNCES AMENDMENT OF ACCOUNTS RECEIVABLE FACILITY
Company Achieves Further Improvement in Pricing and Terms

BLOOMFIELD HILLS, Michigan, December 20, 2012 - TriMas Corporation (NASDAQ: TRS) - a diversified global manufacturer of engineered and applied products - announced today that it entered into an amendment of its accounts receivable facility with Wells Fargo Bank, N.A. The amended facility has been extended until October 11, 2017 and provides committed funding of up to $105 million.

The amended accounts receivable facility provides a source of liquidity for the Company at a cost of funds equal to three month LIBOR (currently approximately 0.30%) plus an applicable margin of 1.20% or 1.35%, depending on amounts drawn under the facility. This facility supersedes the Company's existing $90 million accounts receivables facility, while improving pricing and extending the maturity an additional two years.

Mark Zeffiro, TriMas' chief financial officer, commented, “Following the recently completed refinance of our bank facilities, this is yet another step to enhance our liquidity and lower our cost of borrowings, while extending our maturity profile. The Company's continued strong financial performance and attractive financial markets have enabled us to again improve our financial flexibility and better position the Company for future growth. As with all aspects of our business, we are focused on continuous improvement that enhances profitability and shareholder value.”

Cautionary Notice Regarding Forward-looking Statements
Any “forward-looking” statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to general economic and currency conditions, various conditions specific to the Company's business and industry, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace & Defense, Engineered Components, Cequent Asia Pacific and Cequent North America. TriMas has approximately 4,500 employees at more than 60 different facilities in 17 countries. For more information, visit www.trimascorp.com.
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